EXHIBIT 99.2
Abercrombie & Fitch
May 2007 Sales Release
Call Script
This is Mike Kramer, Executive Vice President and Chief Financial Officer of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended June 2nd, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended June 2nd, 2007, were $215.0 million compared to $185.7 million for the four-week period ended May 27th 2006. Total Company direct-to-consumer net sales increased to $12.9 million for the four-week period ended June 2nd, 2007, a 50% increase over sales for the comparable period last year. May comparable store sales declined 5% for the four-week period ended June 2nd, 2007, compared to last year’s four-week period ended June 3rd, 2006.
From a merchandising standpoint, across all brands and genders, tops continued to outperform bottoms. In the bottoms business, shorts in both genders outperformed other bottoms categories.
By brand, Abercrombie & Fitch comparable store sales decreased 8%. Men’s comps decreased by a mid single digit; women’s comps decreased by a low double digit. Transactions per store per week decreased 13%; average transaction value increased 13%.
In the kids business, abercrombie, comparable store sales increased 3%. Both boys and girls comps increased by a low single digit. Transactions per store per week decreased 4%; average transaction value increased by 9%.
Hollister comparable store sales decreased 4%. Dudes comps increased by a low single digit; Bettys comps decreased by a mid single digit. Transactions per store per week decreased 7%; average transaction value increased 3%.
RUEHL comparable store sales decreased 3%. Men’s comps decreased by mid-teens; women’s comps increased by a mid single digit. Transactions per store per week decreased 1%; average transaction value decreased 5%.
By region, comps were strongest in Canada and the North Atlantic and weakest in the West. The A&F London Flagship continues to post sales productivity on a square foot basis similar to the 5th Avenue Flagship.
We will announce June sales on Thursday, July 12th, 2007.
Thank You.